FILED PURSUANT TO RULE 424(B)(3)

FILE NO. 333-238180

DIGITAL MEDIA SOLUTIONS, INC.

SUPPLEMENT NO. 4

TO

PROXY STATEMENT/PROSPECTUS DATED JUNE 24, 2020

THE DATE OF THIS SUPPLEMENT IS JULY 27, 2020

This prospectus supplement (this “Supplement No. 4”) is part of the proxy statement/prospectus of Digital Media Solutions, Inc. (the “Company”), dated June 24, 2020, as supplemented by Supplement No. 1, dated July 2, 2020, Supplement No. 2, dated July 16, 2020, and Supplement No. 3, dated July 20, 2020 (the “Prospectus”). This Supplement No. 4 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 4. Except to the extent that the information in this Supplement No. 4 modifies or supersedes the information contained in the Prospectus, this Supplement No. 4 should be read, and will be delivered, with the Prospectus. This Supplement No. 4 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 4 is to update and supplement the information in the Prospectus with the information contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 27, 2020, which is attached hereto.

The Prospectus provides stockholders of the Company with detailed information about the Company. We encourage you to read the entire Prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors ” beginning on page 39 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 24, 2020

Digital Media Solutions, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38393	98-1399727
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 140th Avenue N., Suite 101 Clearwater, Florida		33762
(Address of principal executive offices)		(Zip Code)

(877) 236-8632

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	DMS	New York Stock Exchange
Redeemable warrants to acquire Class A common stock	DMS WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On July 24, 2020, Digital Media Solutions, Inc. (the “Company”) paid a cash bonus in the amount of $995,139 to Randall Koubek, the Company’s Chief Financial Officer, in recognition of extraordinary services provided to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2020

Digital Media Solutions, Inc.

/s/ Ryan Foster
Name:	Ryan Foster
Title:	General Counsel, Executive Vice President of Compliance and Secretary